Exhibit 4(o)
	   ==== GOLDEN
	======= AMERICAN						  GUARANTEED DEATH
=========== LIFE INSURANCE					  BENEFIT ENDORSEMENT
      ===== COMPANY

Golden American is a stock company domiciled in Delaware.
--------------------------------------------------------------------

The Contract to which this endorsement is attached is hereby amended by replacing the applicable provision with the provisions stated below as of the Contract Date. Where used in this Endorsement the term Contract shall mean Certificate when this Endorsement is attached to a Certificate. Where used in this Endorsement, Owner, shall mean Certificateowner when this Endorsement is attached to a Certificate.

The provisions of the Contract Schedule dealing with death benefits are replaced with the following:

DEATH BENEFIT

The Death Benefit is the greatest of (i) , (ii) , (iii), and (iv) below, where:
    (i) the Accumulation Value less any Credits applied within [12] months of the date of death;
    (ii) the Guaranteed Death Benefit less any Credits applied within [12] months of the date of death;
    (iii)     the Cash Surrender Value;
    (iv) the sum of premiums paid, reduced by Prorata Partial Withdrawal Adjustment(s) for Accumulation Value withdrawn.

GUARANTEED DEATH BENEFIT

On the Contract Date, the Guaranteed Death Benefit is the initial premium plus any Credit, if applicable. On subsequent Valuation
Dates, the Guaranteed Death Benefit is calculated as follows:

  (1)  Start with the Guaranteed Death Benefit from the prior Valuation
     Date;
  (2) Add to (1) any additional premium paid and any Credits since the prior Valuation Date and subtract from (1) any Prorata Partial Withdrawal Adjustments for any Partial Withdrawals taken since the prior Valuation Date.
  (3) On a Valuation Date that occurs on or prior to the owner's attained age [80], which is also a Certificate Anniversary, we set the Guaranteed Death Benefit equal to the greater of (2) or the Accumulation Value as of such date.
On all other Valuation Dates, the Guaranteed Death Benefit is equal to (2).

PRORATA PARTIAL WITHDRAWAL ADJUSTMENTS

For any partial withdrawal, the Death Benefit components will be reduced by Prorata Partial Withdrawal Adjustments. The Prorata Partial Withdrawal Adjustment to a death benefit component for a partial withdrawal is equal to (1) divided by (2), multiplied by (3), where: (1) is the Accumulation Value withdrawn, (2) is the Accumulation Value immediately prior to withdrawal, and (3) is the amount of the applicable death benefit component immediately prior to the withdrawal.

GA-RA-1044-2

CHANGE OF OWNER

A change of Owner from a sole owner to a sole owner (where there have never been multiple owners designated) will result in recalculation of the Death Benefit and the Guaranteed Death
Benefit. If the new owner's attained age at the time of the change is less than [80], the Guaranteed Death Benefit in effect prior to the change will remain in effect and the Death Benefit provision will apply. If the new owner's attained age at the time of the change is [80] or greater, but not greater than [85]:
  (a) the Guaranteed Death Benefit following the change will be zero; and
  (b)  the Death Benefit will then be the greatest of:
      1)   the cash surrender value;
      2) the accumulation value, less any Credits applied within [12] months prior to the date of death; and
      3) the sum of the premiums paid, reduced by Prorata Partial Withdrawal Adjustments for any Accumulation Value Withdrawan.

If ownership changes result in multiple owners of a contract or if there has ever been multiple owners, the Guaranteed Death Benefit shall be set to zero. If the oldest owner is age [85] or younger at the time of the change, the Death Benefit will then be the greatest of: (b) 1, (b) 2 or (b) 3 above.

If any owner's or oldest multiple owners, attained age is [86] or greater at the time of the change, the Guaranteed Death Benefit will be zero, and the Death Benefit will then be the cash surrender value.

When a change of owner reduces the Guaranteed Death Benefit to zero, there will be a reduction in the mortality and expense risk charge.

SPOUSAL CONTINUATION UPON DEATH OF OWNER

If at the Owner's death, the surviving spouse of the deceased
Owner is the beneficiary and such surviving spouse elects to continue the contract as their own pursuant to Internal Revenue
Code Section 72(s) or the equivalent provisions of U.S. Treasury Department rules for qualified plans, the following will apply:
 (a) If the Guaranteed Death Benefit as of the date we receive due proof of death of the Owner, minus the Accumulation Value, also as of that date, is greater than zero we will add such difference to the Accumulation Value. Such addition will be allocated to the divisions of the Separate Account in proportion to the Accumulation Value in the Separate Account. If there is no Accumulation Value in the Separate Account, the addition will be allocated to the Liquid Assets division, or its successor.
 (b) The Guaranteed Death Benefit will continue to apply, with all age criteria using the surviving spouse's age as the determining age.
 (c) At subsequent surrender, any surrender charge applicable to premiums paid prior to the date we receive due proof of death of the Owner will be waived. Any premiums paid later will be subject to any applicable surrender charge.

This addition to Accumulation Value is available only to the spouse of the Owner as of the date of death of the Owner if such spouse under the provisions if this contract elects to continue the contract as their own.

GA-RA-1044-2

DEDUCTIONS FROM THE DIVISIONS

Mortality and Expense Risk Charge - We deduct a charge from the assets in each separate account division on a daily basis at a rate of [0.003863%] (equivalent to an annual rate of [1.60%]) for mortality and expense risks. The charge is not deducted from the fixed account or general account accumulation values.

All other provisions of the Contract to which this Endorsement is attached remain unchanged.





		/s/Barnett Chernow
Signed: --------------------
		   Barnett Chernow










GA-RA-1044-2